SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Amendment #2

Under the Securities and Exchange Act of 1934

Newpark Resources, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

651718504

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

This Schedule is filed pursuant to Rule 13d-1(b)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO. 651718504

1)	Name of Reporting Person Ameriprise Financial, Inc. S.S. or I.R.S. Identification No. of Above Person IRS No. 13-3180631
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 14,027,022
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 14,111,178

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 14,111,178
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 15.30%
12)	Type of Reporting Person HC

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person TAM UK International Holdings Limited
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person Threadneedle Asset Management Oversight Limited
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person Ameriprise International Holdings GmbH
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization Switzerland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person Threadneedle Asset Management Holdings Sarl
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person Threadneedle Holdings Limited
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person TAM UK Holdings Limited
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person Threadneedle Asset Management Holdings Limited
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person TC Financing Ltd
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person Threadneedle Asset Management Limited
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person Threadneedle Investment Services Limited
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 0
	6)	Shared Voting Power 10,451,757
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 10,451,757

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,451,757
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 11.33%
12)	Type of Reporting Person FI

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

CUSIP NO. 651718504

1)	Name of Reporting Person Threadneedle American Smaller Companies Fund, a sub-fund of Threadneedle Investment Funds ICVC
2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒*
3)	SEC Use Only
4)	Citizenship or Place of Organization England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	Sole Voting Power 7,279,345
	6)	Shared Voting Power 0
	7)	Sole Dispositive Power 0
	8)	Shared Dispositive Power 7,279,345

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 7,279,345
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable
11)	Percent of Class Represented by Amount In Row (9) 7.89%
12)	Type of Reporting Person IV

*	This filing describes the reporting person’s relationship with other persons, but the reporting person does not affirm the existence of a group.

1(a) Name of Issuer: Newpark Resources, Inc.

1(b) Address of Issuer’s Principal	9320 Lakeside Boulevard Suite 10
Executive Offices:	The Woodlands, TX 77381

2(a) Name of Person Filing:	(a) Ameriprise Financial, Inc. (“AFI”)

(b) TAM UK International Holdings Limited (“TAMUKI”)

(c) Threadneedle Asset Management Oversight Limited (“TAMOL”)

(d) Ameriprise International Holdings GmbH (“AIHG”)

(e) Threadneedle Asset Management Holdings Sarl (“TAMH”)

(f) Threadneedle Holdings Limited (“THL”)

(g) TAM UK Holdings Limited (“TUHL”)

(h) Threadneedle Asset Management Holdings Limited (“TAMHL”)

(i) TC Financing Ltd (“TCFL”)

(j) Threadneedle Asset Management Limited (“TAML”)

(k) Threadneedle Investment Services Limited (“TISL”)

(l) Threadneedle American Smaller Companies Fund, a sub-fund of Threadneedle Investment Funds ICVC (“Fund”)

Persons (a) through (k) are sometimes referred to herein as the “Ameriprise Entities”.

2(b) Address of Principal Business Office:	(a) Ameriprise Financial, Inc.

145 Ameriprise Financial Center

Minneapolis, MN 55474

(b) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(c) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(d) Lambrigger Treuhand AG, Industriestrasse 49, 6300 Zug, Switzerland

(e) 19 rue de Bitbourg, Luxembourg, 1273 (f) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(g) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(h) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(i) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(j) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(k) Cannon Place, 78 Cannon Street, London, EC4N 6AG

(l) Cannon Place, 78 Cannon Street, London, EC4N 6AG

2(c) Citizenship:	(a) Delaware

(b) England and Wales

(c) England and Wales

(d) Switzerland

(e) Luxembourg

(f) England and Wales

(g) England and Wales

(h) England and Wales

(i) England and Wales

(j) England and Wales

(k) England and Wales

(L) England and Wales

2(d) Title of Class of Securities:	Common Stock

2(e) Cusip Number:	651718504

3	Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

(a) Ameriprise Financial, Inc.

A parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G). (Note: See Item 7)

(b) TAM UK International Holdings Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(c) Threadneedle Asset Management Oversight Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(d) Ameriprise International Holdings GmbH

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(e) Threadneedle Asset Management Holdings Sarl

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(f) Threadneedle Holdings Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(g) TAM UK Holdings Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(h) Threadneedle Asset Management Holdings Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(i) TC Financing Ltd

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(j) Threadneedle Asset Management Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k) Threadneedle Investment Services Limited

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(l) Threadneedle American Smaller Companies Fund, a sub-fund of Threadneedle Investment Funds ICVC

A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

4	Incorporated by reference to Items (5)-(9) and (11) of the cover page pertaining to each reporting person.

AFI, as the parent company of the other Ameriprise Entities, may be deemed to beneficially own the shares reported herein by those reporting persons. Accordingly, the shares reported herein by AFI include those shares separately reported herein by those reporting persons.

Each of the Ameriprise Entities disclaims beneficial ownership of any shares reported on this Schedule.

5	Ownership of 5% or Less of a Class: Not Applicable

6	Ownership of more than 5% on Behalf of Another Person:

To the knowledge of the Ameriprise Entities and the Fund, no other persons besides the Ameriprise Entities and the Fund and those persons for whose shares of common stock the Ameriprise Entities report beneficial ownership have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities of the issuer reported herein.

Any remaining shares reported herein by the Ameriprise Entities are held by various other funds or accounts managed by one or more of the Ameriprise Entities which each have the right to receive any dividends paid by the issuer and could terminate their respective investment advisory relationship with the applicable Ameriprise Entity and then subsequently direct the use of proceeds from the sale of the common stock owned by such fund or account. To the knowledge, of the Ameriprise Entities none of these other funds or accounts own more than 5% of the outstanding shares of the issuer as December 31, 2021 other than the Fund.

7	Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company:

AFI: See Exhibit I

8	Identification and Classification of Members of the Group:

Not Applicable

9	Notice of Dissolution of Group:

Not Applicable

10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Ameriprise Financial, Inc.

	By:	/s/ Michael G. Clarke
	Name:	Michael G. Clarke
	Title:	Senior Vice President, Head of Global Operations

Ameriprise International Holdings GmbH

	By:	/s/ James R. Debuse
	Name:	James R. Debuse
	Title:	Director

TAM UK International Holdings Limited
Threadneedle Asset Management Oversight Limited
Threadneedle Asset Management Holdings Sarl
Threadneedle Holdings Limited
TAM UK Holdings Limited
Threadneedle Asset Management Holdings Limited
TC Financing Ltd
Threadneedle Asset Management Limited
Threadneedle Investment Services Limited

By	Columbia Management Investment Advisers, LLC, as Attorney in Fact

	By:	/s/ Michael G. Clarke
	Name:	Michael G. Clarke
	Title:	Senior Vice President, Head of Global Operations

Threadneedle American Smaller Companies Fund, a sub-fund of Threadneedle Investment Funds ICVC
By	Columbia Management Investment
Advisers, LLC, as Attorney in Fact

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Senior Vice President, Head of Global Operations

Contact Information
Mark D. Braley
Vice President
Head of Reporting and Data Management | Global Operations and Investor Services
Telephone: (617) 747-0663

Exhibit Index

Exhibit I	Identification and Classification of the Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II	Joint Filing Agreement

Exhibit III	Powers of Attorney